EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of FSI International, Inc. of our report dated November 12, 2009, with respect to the consolidated balance sheets of FSI International, Inc. and subsidiaries (the “Company”) as of August 29, 2009 and August 30, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended August 29, 2009, which report appears in the August 29, 2009 annual report on Form 10-K of FSI International, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
April 8, 2010

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